Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

Tel-Instrument Electronics Corp.
Carlstadt, New Jersey

We hereby consent to the incorporation by reference in this Form S-8 our report dated June 3, 2005, related to the consolidated financial statements, and schedule of Tel-Instrument Electronics Corp appearing in the Company's Annual report on Form 10-K for the year ended March 31, 2005.

BDO Seidman LLP
Woodbridge, New Jersey

August 18, 2005.